Exhibit 10.1

FORM OF WARRANT OFFER LETTER

August 24, 2012

Dear GelTech Solutions, Inc. Warrant Holder:

We are writing to you as the holder of warrants to purchase shares of GelTech Solutions, Inc. (the “Company”).  If you exercise your warrants for cash at any time through September 30, 2012 (the “Offer End Date”), the Company will reduce your exercise price to $0.50 per share.  You may exercise your warrants by providing email notification by 5:00 p.m. on the Offer End Date.  The Company must receive your good funds, original warrant and warrant exercise form within three business days following the Offer End Date.

If you have any questions, please call Michael Hull or me at (561) 427-6144.

Sincerely yours,

Michael Cordani

Chief Executive Officer